Exhibit 99.1

Contact:	LeAnne Zumwalt
DaVita Inc.
650 696-8910

DaVita Announces Chief Financial Officer

EL SEGUNDO, CA, February 13, 2008, DaVita Inc. (NYSE: DVA), today announced that Richard K. Whitney has rejoined and will be appointed Chief Financial Officer effective March, 1, 2008. Rich will be working with DaVita in a part-time role that is expected to go on for 1 to 2 years.

Kent Thiry, Chief Executive Officer, commented, “We are glad to have Rich once again join the DaVita team. Rich has been working with us the past few years on a consulting basis since his departure in 2004. He is a natural fit in our organization and brings a wealth of financial and industry experience to the role.”

Currently, Rich is founder and Managing Member of Whitney Capital, LLC, a private equity investment firm which invests primarily in healthcare services and products companies. Mr. Whitney also serves as a Venture Partner with New Enterprise Associates. From 2005 to 2006, Mr. Whitney was Executive Chairman of Specialty Laboratories (previously NYSE: SP) where he led the turnaround and sale of the Company for approximately $300 million. From 2000 to 2004, Mr. Whitney served as Chief Financial Officer of DaVita Inc.

DaVita Inc. is a leading provider of kidney care in the United States, providing dialysis services and education for patients with chronic kidney failure and end stage renal disease. DaVita manages over 1,300 outpatient facilities and acute units in over 700 hospitals located in 43 states and the District of Columbia, serving more than 103,000 patients.